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Exhibit 13(p)


September 28, 2001



SSgA Funds
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

In connection with your sale to us on September 28, 2001, of 10 shares of the SSgA MSCI EAFE Index Fund (formerly known as the SSgA International Pacific Index Fund) (the "Shares"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and
(iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

This letter is intended to take effect as an instrument under sale, shall be construed under the laws of the State of Massachusetts, and is delivered as of the date above written. This letter replaces in its entirety the letter dated January 22, 1992, with respect to the Seven Seas Series International Pacific Index Fund.

                                    FRANK RUSSELL INVESTMENT
                                       MANAGEMENT COMPANY


                                    By:/s/ Lynn L. Anderson
                                       --------------------------------
                                         Lynn L. Anderson
                                         Chairman of the Board
                                             and Chief Executive Officer
Cc: Mark E. Swanson, Treasurer